AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES                  EXHIBIT 11
          CALCULATION OF EARNINGS (LOSS) PER SHARE
            (000's Omitted, except per share data)

                 For the Six Months Ended For the Quarter Ended
                                June 30, June 30,

                                       1997     1996      1997    1996

CALCULATION OF PRIMARY EARNINGS
 PER SHARE

 Earnings for primary earnings
  per share ......................   $11,200    9,690    5,695   2,269
 Average number of shares
  outstanding ....................    13,265   11,506   13,291   12,838

 Dilutive effect of stock options
  and warrants after application
  of treasury stock method .......       559      580      634      736
 Average number of common shares
  and common equivalents
  outstanding ....................    13,824   12,086   13,925   13,574
 Primary earnings per share ......   $   .81      .80      .41      .17

CALCULATION OF FULLY DILUTED
 EARNINGS PER SHARE

 Earnings for fully diluted
  earnings per share .............   $11,200    9,690    5,695    2,269
 Add back interest expense on
  Subordinated debentures ........     1,861        -      929      -
 Earnings for fully diluted
  earnings per share .............   $13,061    9,690    6,624    2,269
 Shares used in calculating
  primary earnings per share .....    13,824   12,086   13,925   13,574

 Shares resulting from assumed
  conversion of Subordinated
  debentures .....................     3,796      -      3,796      -
 Additional dilutive effect of
  stock options and warrants after
  application of treasury stock
   method ........................       306      187      269       97
 Average number of common shares
  outstanding on a fully diluted
  basis ..........................    17,926   12,273   17,990   13,671
Fully diluted earnings per share .   $   .73      .79      .37      .17
87